Exhibit 19.2

October 1, 2019

DIRTT Environmental Solutions Ltd.

Insider Trading Policy

(Preclearance Group)

INSIDER TRADING POLICY

DIRTT Environmental Solutions Ltd. (“the Company”) has adopted an Insider Trading Policy that applies to each employee, director and officer of the Company and its subsidiaries. The Company has also adopted this Insider Trading Policy (Preclearance Group) (the “Policy”), which is applicable to directors, all persons holding the positions of Vice President or above with the Company or any of its subsidiaries, and any others who are designated by the General Counsel as being subject to this Policy. You must strictly follow both the Insider Trading Policy and this Policy.

The Company reserves the right to amend or rescind this Policy or any portion of it at any time and to adopt different policies and procedures at any time. If any provisions of this Policy conflict with the Insider Trading Policy, you must follow this Policy.

For the purposes of this policy, “applicable securities laws and exchange rules” refer to (a) the Securities Act (Alberta) and the equivalent thereof in each province and territory of Canada in which the Company is a “reporting issuer” or equivalent thereof, together with the regulations, rules and blanket orders of the securities commission or similar regulatory authority in each of those jurisdictions; (b) the United States Securities Act of 1933 (the “U.S. Securities Act”), the United States Securities Exchange Act of 1934 (the “U.S. Exchange Act”) and any rules or regulations thereunder; and (c) the rules of each of the Toronto Stock Exchange and The Nasdaq Stock Market LLC, to the extent that any securities of the Company are listed on those exchanges.

INTRODUCTION

It is generally illegal for any person, either personally or on behalf of others, to trade in securities while in possession of material, nonpublic information. It is also generally illegal to communicate (or “tip”) material information (as defined below) that has not been generally disclosed to the public (such information, “material non-public information”) to others who may trade in securities on the basis of that information. These illegal activities are commonly referred to as “insider trading.”

Penalties for insider trading violations under applicable Canadian laws include imprisonment for up to 10 years (up to 5 years for tipping), fines of up to three times the profit gained or loss avoided by trading to a maximum of C$5 million, and additional fines of up to C$5 million. There also may be liability to those damaged by the trading. A company whose employee violates the insider trading prohibitions may be liable for a civil fine of up to the greater of C$1 million or three times the profit gained or loss avoided as a result of the employee’s illegal insider trading.

Penalties for insider trading violations under U.S. laws include imprisonment for up to 20 years, civil fines of up to three times the profit gained or loss avoided by trading, and criminal fines of up to US$5 million. There also may be liability to those damaged by the trading. A company whose employee violates the insider trading prohibitions may be liable for a civil fine of up to the greater of US$1 million or three times the profit gained or loss avoided as a result of the employee’s illegal insider trading.

The Company may refer any breaches to the appropriate regulatory authorities.

For these reasons, the Company has adopted this Policy and requires your strict adherence to it. In addition to other penalties that the Company, the government or others may impose on you, willful violation of this Policy constitutes cause to request your resignation from the Board of Directors or termination of your employment.

You are encouraged to ask questions and seek any information you may require about this Policy. Please direct all questions to the General Counsel. References in this Policy to the General Counsel mean the General Counsel or the General Counsel’s designee.

GENERAL STATEMENT

This Policy prohibits you from trading and from tipping others who may trade in the Company’s securities (both equity and debt securities) when you know material, nonpublic information about the Company. You are also prohibited from trading and from tipping others who may trade in the securities of another company if you learn material, nonpublic information about the other company in connection with your employment or position at the Company.

What information is material? In general, all information that a reasonable investor would consider important in deciding whether to buy, sell or hold securities is considered material. Under Canadian securities laws and exchange rules, “material information” includes “material facts” and “material changes” (as such terms are defined under applicable securities laws and exchange rules) and generally includes any fact, information or change relating to an issuer that would reasonably be expected to have a significant effect (either positive or negative) on the market price or value of the issuer’s securities. Under U.S. securities laws, a fact is material (and therefore material information) if there is a substantial likelihood that disclosure of the fact would be viewed by a reasonable investor as significantly altering the total mix of information made available.

In making judgments as to what information constitutes material information, it is necessary to take into account a number of factors, including the nature of the information itself, what other information is publicly available, the volatility of the Company’s securities, and prevailing marketing conditions. Under volatile market conditions, apparently insignificant variances between earnings projections and actual results can have a significant effect on share price once released. Examples of some types of possible material information are:

•
preliminary or final earnings information, financial results, financial forecasts and budgets, including any significant or unexpected changes or results, significant increases or decreases in near-term earnings prospects, or internally developed financial projections;
•
possible reorganizations, amalgamations or mergers, acquisitions, tender offers, proxy fights or threatened proxy fights, changes in control, changes in share ownership that may affect control of the Company, joint ventures, investments in other companies, other purchases and sales of companies or assets, and any transactions that may otherwise affect control of the Company;
•
major litigation or regulatory developments;
•
major changes in the business or operations of the Company, including any changes in corporate objective or major disputes with labor forces, contractors or suppliers;
•
development of major, new products and developments affecting the Company’s resources, technology, products or market;
•
the entering into, amendment, termination or loss of important contracts;
•
changes in relationships with significant customers, suppliers or DIRTT distribution partners;
•
major financing developments, including borrowing of a significant amount of funds and events that create, accelerate or increase financial obligations, whether direct or off-balance sheet;
•
major personnel changes, particularly departures or elections of directors or executive officers;
•
a significant cybersecurity incident, such as a data breach that harms the Company, its suppliers, its distribution partners or customers;
•
impending bankruptcy or financial liquidity problems;
•
changes in auditors or notification that an audit report can no longer be relied upon;
•
de-listing of the Company’s securities or movement from one exchange to another;
•
events regarding the rights of security holders, such as:
1.
defaults on senior securities (such as bank debt or publicly held notes);
2.
calls of securities for redemption;
3.
repurchase programs;
4.
changes in capital structure;
5.
share consolidation, share splits, share exchanges or changes in dividends; and
6.
public or private sales of additional securities.

What is nonpublic information? Material information is considered to be nonpublic (i.e., material non-public information) unless it has been disclosed effectively to the public. Examples of public disclosure include the dissemination of the full text of the Company’s press releases distributed through widely circulated news or wire service and public filings with the applicable securities commissions or other regulatory authorities in Canada through the System for Electronic Document Analysis and Retrieval (“SEDAR”) and with the United States Securities and Exchange Commission (the “SEC”).

For information to be considered public, it must not only be disclosed publicly, but adequate time must have passed for the market as a whole to assess the information. Although timing may vary depending upon the circumstances, it is safe for you to assume that information is not considered public until the passage of two full trading days after the Company publicly discloses it.

What transactions are prohibited? When you know material non-public information about any company, then you, your spouse, people living in your house, and entities or trusts that you control generally are prohibited from three activities:

•
trading in that company’s securities (including trading in options, puts and calls for that company’s securities and gifts, pledges, estate planning transactions and transactions or elections involving those securities held in the Company’s plans);
•
having others trade for you in that company’s securities (except pursuant to a “Qualified Trading Plan” as defined in this Policy); and
•
disclosing the information to anyone else who then might trade.

These prohibitions continue whenever and for as long as you know material non-public information about the company.

Although it is most likely that any material non-public information you might learn would be about the Company or its subsidiaries, these prohibitions apply to trading in the securities of any company about which you have material non-public information that you obtained in the course of your employment with the Company.

When are the most and least risky times to trade? Arguably the most risky time to trade in the Company’s securities is shortly in advance of the Company’s public release of important financial information or other important news, while the least risky time normally is the period shortly following the release and publication of the information (unless, of course, you are aware of other material information that the Company has not publicized). Even after the Company has released the information, it is risky to trade until sufficient time has elapsed to enable the market to assess the information as a whole (generally, until the passage of two full trading days after the Company has publicly disclosed the material information).

What transactions are excepted from this Policy? The only exceptions to this Policy are as follows:

•
Acquisition of shares under the Company’s employee share purchase plan. Note that this exception does not apply to a subsequent sale of the acquired shares.
•
Other purchases of Company common shares pursuant to automatic payroll deductions made in accordance with a contribution election under another employee benefit plan (provided that the election is made at a time that you are not in possession of material non-public information) or from Company matching contributions made under any of its employee benefit plans, if applicable.
•
Award payouts by the Company to you under any equity-based compensation plans, whether settled with shares or cash (except that if settlement is at your election such election is made at a time that you are not in possession of material non- public information).
•
The exercise of stock options received under any Company equity-based compensation or incentive plan. Note that this exception does not include a broker-assisted cashless exercise of a stock option or other subsequent sale of the shares acquired pursuant to the exercise of the option.
•
The exercise of share withholding rights pursuant to which you elect to have the Company withhold shares to pay the exercise price of the stock options or satisfy tax withholding requirements.

•
Trades made pursuant to a “Qualified Trading Plan.” A Qualified Trading Plan for the purposes of this Policy is a written plan for buying or selling Company shares that, at the time it is adopted, (i) conforms to all of the requirements of Rule 10b5-1 as currently adopted or amended by the SEC and any other restrictions applicable to your trading of Company shares (e.g., Rule 144) and (ii) qualifies as an “automatic securities purchase plan or other similar automatic plan” under applicable securities laws and exchange rules, and complies with all applicable securities laws and exchange rules applicable thereto, including prior approval by the Toronto Stock Exchange of the Qualified Trading Plan and press release thereof, if applicable. You must obtain authorization from the General Counsel before entering into a Qualified Trading Plan. Additionally, directors and executive officers of the Company must obtain authorization from the Board of Directors of the Company before entering into a Qualified Trading Plan.
•
Any transaction specifically approved in writing in advance by the General Counsel.
•
An election to entirely suspend future payroll deductions designated for the purchase of the Company’s common shares through any Company employee share purchase plan, 401(k), or other employee benefit plan (provided that the election is made at a time that you are not in possession of material non-public information).

UNAUTHORIZED DISCLOSURE

As previously discussed, the disclosure of material non-public information to others can lead to significant legal difficulties, fines and punishment. You should not discuss material non-public information about the Company or its subsidiaries with anyone, including other employees, except as required in the performance of your regular duties on a need-to-know basis.

Also, it is important that only a few representatives of the Company discuss the Company and its subsidiaries with the news media, securities analysts and investors. Inquiries about the Company from these people should be referred to the Chief Executive Officer or the Chief Financial Officer, as appropriate.

CONFIDENTIAL INFORMATION

The Company has strict policies to safeguard the confidentiality of its internal, proprietary information. These include identifying, marking and safeguarding confidential information. You should comply with these policies at all times.

PROHIBITION ON TRANSACTIONS INVOLVING DERIVATIVE SECURITIES

You, your spouse, all members of your household, and entities or trusts that you control are prohibited from (i) making any short sales of any securities of the Company, (ii) engaging in transactions involving Company-based derivative securities, or (iii) otherwise engaging in any other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s common shares, including through prepaid variable forward contracts and exchange funds. “Short sales” are sales of securities that the seller does not own at the time of the sale or, if owned, that will not be delivered within 20 days of the sale. It is illegal for directors and executive officers (including each individual subject to reporting under Section 16 of the U.S. Exchange Act of the Company) to sell the Company’s securities short, and it is against this Policy for you to sell the Company’s securities short. “Derivative securities” are options, warrants, stock appreciation rights or similar rights whose value is derived from the value of an equity security, such as the Company’s common shares. This prohibition includes, but is not limited to, trading in Company-based option contracts, transacting in variable forward contracts, equity swaps, straddles or collars, hedging, and writing puts or calls. Nevertheless, your holding and exercising options, deferred share units, performance share units, restricted stock units or other derivative securities granted under an equity-based compensation or incentive plan of the Company are not prohibited by this Policy.

TRADING BLACKOUTS AND PRECLEARANCE

The following additional restrictions are also applicable to you.

1.
Trading Blackouts. You, your spouse, all members of your household, and entities or trusts that you control are prohibited from engaging in any transactions (including gifts, pledges, estate planning transactions and transactions or elections involving Company share account in any 401(k) Plan, RRSP or other similar plans) involving the Company’s securities (both equity and debt securities) during certain periods of the year referred to as “blackout” periods. No transactions may be made until you are notified by the General Counsel that the relevant “blackout” period has expired or has otherwise been terminated.
a.
Automatic blackout periods. You are prohibited from engaging in transactions involving the Company’s securities during the periods beginning on the 21th day of the last month of every fiscal quarter and ending two full trading days (on all applicable stock exchanges) after the Company’s earnings for that quarter are publicly announced in a press release or otherwise. For example: the Company’s first fiscal quarter ends on March 31 each year. If the Company publicly announces its earnings for that quarter before the market opens on May 3, then the “blackout” period will be from March 21 through May 4. Transactions may begin (that is, the trading “window” will be open) on May 5, assuming both May 3 and 4 are trading days on the applicable stock exchanges, unless the Company is then in an additional blackout period, as discussed in the next paragraph.

b.
Additional blackout periods. The Company may impose a trading blackout at any time if at the time the Company believes that transactions by insiders would be inappropriate because of developments at the Company that are or could become material. The General Counsel is responsible for advising whether or not a trading blackout is then in effect.
2.
Pre-Clearance. If you intend to engage in a transaction during a trading window, you must receive permission in advance from the General Counsel. The General Counsel will not approve transaction requests when a blackout period is in effect, except as set forth in paragraph 4 below. The General Counsel may also refuse to permit any transaction if he or she determines that the transaction could give rise to a charge of insider trading.

You should notify the General Counsel two business days in advance of your intent to purchase or sell Company securities, exercise options, or gift securities, even if the transaction may be otherwise excepted from these additional restrictions under paragraph 4.

After you receive permission to engage in a transaction, you must complete your transaction within three trading days (or such shorter period as is designated at the time of your request for permission) or make a new request for clearance.

3.
Margin Accounts and Pledges. You are prohibited from entering into a pledge of Company securities as collateral for a loan or holding Company securities in a margin account without advance approval from the Chief Executive Officer and the General Counsel, unless you are a member of our Board of Directors, in which case approval must be received from the Board of Directors. In considering a request for approval, the reviewing officer or Board of Directors, as the case may be, may consider any factors that it deems relevant and may grant or withhold approval in its sole discretion.
4.
Exceptions. The only exceptions to these additional restrictions are those listed earlier in this Policy in answer to the question, “What transactions are excepted from this Policy?”

PROHIBITION OF DIRECTORS AND EXECUTIVE OFFICERS TRADING DURING PENSION FUND BLACKOUT PERIODS

All directors and executive officers of the Company are prohibited by law from buying, selling or transferring, directly or indirectly, securities of the Company during any “blackout period” affecting any “individual account plan.”1 This prohibition applies to all equity securities and derivative securities a director or executive officer acquired in connection with his or her service or employment as a director or executive officer, including shares acquired to satisfy the Company’s minimum share ownership requirements for directors and executive officers, if any have been established.

It is illegal for directors and executive officers to engage in trading equity securities or derivative securities acquired in connection with service as a director or executive officer during blackout periods affecting individual account plans, such as 401(k) plans or RRSPs. This prohibition prevents directors and executive officers from trading the Company’s securities when plan participants are prohibited from trading. The SEC has adopted some limited exceptions to this prohibition, such as for dividend reinvestment programs or trades made pursuant to Qualified Trading Plans. Our policy adopts the prohibitions and exceptions provided in the law and will be deemed amended to conform to future changes to the law, if any, when they occur.

This document states a policy of DIRTT Environmental Solutions Ltd. and is not intended to be legal advice or a legal opinion on any specific facts or circumstances. It is intended for general information only. A number of details and exceptions were omitted from the Policy in order to simplify the presentation. Application to particular facts or circumstances requires analysis by legal counsel. In addition, the rules cited in this Policy can and do change. You should contact the General Counsel or your legal counsel if there is any question about the applicability of any of the requirements described in this Policy.

1 These terms have the meanings given them in Regulation BTR under the U.S. Exchange Act.